Exihibit 10.1

SECOND AMENDMENT

LEVI STRAUSS & CO. DEFERRED COMPENSATION

PLAN FOR EXECUTIVES AND OUTSIDE DIRECTORS

WHEREAS, Levi Strauss & Co. (“LS&CO.”) maintains the Levi Strauss & Co. Deferred Compensation Plan for Executives and Outside Directors (the “Plan”) to provide a deferred compensation program for a select group of management, highly compensated employees or directors;

WHEREAS, pursuant to Section 11.1 of the Plan, LS&CO. is authorized to amend the Plan at any time and for any reason; and

WHEREAS, LS&CO. desires to amend the Plan, effective January 1, 2005, to (i) allow participants to make salary deferral contributions on compensation that exceeds the Internal Revenue Code section 401(a)(17) compensation limit under the Employee Savings and Investment Plan of Levi Strauss & Co., and (ii) make matching contributions on all or a portion of such excess deferral contributions.

NOW THEREFORE, except as otherwise provided, the Plan is hereby amended, effective as of January 1, 2005, in the following respects:

1.	Section 1.1 of the Plan is hereby amended in its entirety to read as follows:

“1.1	“Account” shall mean the Participant’s Elective Deferral Account, Company Contribution Account, ESIP Make-Up Account, ESIP Deferral Contribution Account and ESIP Matching Contribution Account. The Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the benefits to be paid to a Participant, or his or her designated Beneficiary, pursuant to the Plan.”

2.	A new Section 1.21.1 is added to read as follows:

“1.21.1	“ESIP” shall mean the Employee Savings and Investment Plan of Levi Strauss & Co.

3.	A new Section 1.21.2 is added to read as follows:

“1.21.2	“ESIP Deferral Contribution” shall mean a percentage of a Participant’s compensation, as defined in the ESIP (but without regard to the limit imposed by Section 401(a)(17)), that the Participant elects to defer in accordance with Article 3 for any Plan Year, reduced by the amount of the Participant’s elective deferrals under the ESIP, including all pre-tax and after-tax contributions under the ESIP.”

4.	A new Section 1.21.3 is added to read as follows:

“1.21.3	“ESIP Deferral Contribution Account” shall mean (i) the sum of all of a Participant’s ESIP Deferral Contributions plus (ii) amounts credited or debited in accordance with all the applicable crediting and debiting provisions of this Plan that relate to the Participant’s ESIP Deferral Contributions, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her ESIP Deferral Contribution Account.”

5.	A new Section 1.21.4 is added to read as follows:

“1.21.4	“ESIP Matching Contribution” shall mean an amount equal to one hundred percent (100%) of the Participant’s ESIP Deferral Contribution and elective deferral contribution under the ESIP up to seven and one-half percent (7-½%) of the Participant’s compensation, as defined in the ESIP (but without regard to the limitation imposed by Code Section 401(a)(17)) reduced by the amount of matching contributions actually made on behalf of the Participant under the ESIP.

6.	A new Section 1.21.5 is added to read as follows:

“1.21.5	ESIP Matching Contribution Account” shall mean (i) the sum of all of a Participant’s ESIP Matching Contributions plus (ii) amounts credited or debited in accordance with all the applicable crediting and debiting provisions of this Plan that relate to the Participant’s ESIP Matching Contributions, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her ESIP Matching Contribution Account.”

7.	Section 3.1 is hereby amended in its entirety to read as follows:

“3.1	“Minimum and Maximum Deferrals. For each Plan Year, a Participant may make an irrevocable Elective Deferral as a percentage of Base Annual Salary, Annual Bonus, and/or Director Fees. In addition, a Participant may make an ESIP Deferral Contribution as a percentage of the Participant’s compensation, as defined under the ESIP, but without regard to the limitation imposed by Code Section 401(a)(17). These contributions are subject to the following parameters:

DEFERRAL TYPE	MINIMUM AMOUNT	MAXIMUM AMOUNT
Base Annual Salary	5%	100%
Annual Bonus	1%	100%
Director Fees	5%	100%
ESIP Deferral Contribution	1%	10%

If an election is made for less than the stated minimum amounts, or if no election is made, the amount deferred shall be deemed to be zero.

Notwithstanding the foregoing, if a Participant first becomes eligible after the first day of a Plan Year, the maximum Elective Deferral (i) with respect to Base Annual Salary or Director Fees, shall be limited to compensation or fees not yet earned as of the date the Participant submits his or her election form, and (ii) with respect to Annual Bonus, shall be limited to those amounts deemed eligible for deferral, in the sole discretion of the Committee.”

8.	Section 3.3 is herby amended in its entirety to read as follows:

“3.3	Company Contribution.

(a)	During any Plan Year, the Company may, in its discretion, credit an amount to a Participant’s Company Contribution Account. The Company Contribution, if any, shall be credited as of the last working day of the Plan Year, or as soon as practicable thereafter. If a Participant is not employed or in service with the Company as of the last working day of a Plan Year (other than due to Retirement, layoff, as determined by the Committee, or death) the Participant shall not be eligible for an Company Contribution for that Plan Year.

(b)	For any Plan Year in which the Company makes a profit-sharing contribution under the ESIP, the Company may, in its discretion, credit an amount to a Participant’s Company Contribution Account equal to the difference which would have been allocated under the ESIP without regard to the Code Section 415 limit and the aggregate amount actually allocated to the ESIP. No contribution will be made under this subsection unless the employee is eligible to participate in the ESIP as of the last working day of such Plan Year.”

9.	A new Section 3.4.1 is added to read as follows:

“3.4.1	ESIP Deferral Contribution and ESIP Matching Contribution. A Participant who is an Employee may elect to make an ESIP Deferral Contribution. The ESIP Deferral Contribution shall be withheld from payroll according to the Participant’s election. For each period during a Plan Year, as determined by the Board of Directors, the Company may, in its sole and absolute discretion, make an ESIP Matching Contribution to the Plan on behalf of a Participant who elected to make an ESIP Deferral Contribution.”

10.	Section 3.5(a) is hereby amended in its entirety to read as follows:

“(a)	A Participant shall at all times be 100% vested in his or her Elective Deferral Account, ESIP Make-Up Account, ESIP Deferral Contribution Account and ESIP Matching Contribution Account;”

11.	A new Section 3.7(e) is added to read as follows:

“(e)	ESIP Deferral Contribution and ESIP Matching Contribution. The Company shall withhold the Participant’s share of FICA and other employment taxes that may apply to the ESIP Deferral Contribution and ESIP Matching Contribution. If necessary, the Committee may reduce the Participant’s Base Annual Salary and/or Annual Bonus that is not deferred hereunder in order to comply with this Section.”

12.	Section 4.1 is hereby amended in its entirety to read as follows:

“4.1	In-Service Distribution. A Participant may irrevocably elect to receive all or a portion of an Elective Deferral or ESIP Deferral Contribution in the form of a future In-Service Distribution while an Employee or a Director. Subject to the other terms and conditions of this Plan, each In-Service Distribution shall be paid out during the first sixty (60) days of any Plan Year designated by the Participant that occurs at least three Plan Years after the Plan Year in which the Elective Deferral or ESIP Deferral Contribution was initially deferred. For example, if a three-year In-Service Distribution is elected for Elective Deferrals that are deferred in the Plan Year commencing January 1, 2005, the In-Service Distribution would become payable during a sixty (60) day period commencing January 1, 2009. A Participant may submit a written request to the Committee to postpone (up to two (2) times with respect to each In-Service Distribution election) his or her In-Service Distribution election up to a minimum of three (3) additional years, provided that such request is received by the Committee at least one year prior to the date on which the particular In-Service Distribution would have commenced. Notwithstanding the foregoing limitations, a Participant who Retires may request to change his or her election to receive a future In-Service Distribution to the Annual Installment Method by submitting a new election form to the Committee in accordance with Article V.”

13.	Section 4.2 is hereby amended in its entirety to read as follows:

“4.2	Other Benefits Take Precedence Over In-Service Distribution. Should an event occur that triggers a benefit under Article 5, 6, 7 or 8, any Elective Deferral or ESIP Deferral Contribution, subject to applicable credits or debits, as applicable, that is subject to an In-Service Distribution election under Section 4.1 shall not be paid in accordance with Section 4.1, but shall be paid in accordance with the other applicable Article.”

14.	The second sentence of Section 4.3 is hereby amended in its entirety to read as follows:

“The payout shall not exceed the lesser of (i) the sum of the Participant’s Elective Deferral Account, ESIP-Make Up Account, ESIP Deferral Contribution Account, ESIP Matching Contribution Account, plus the vested portion of his or her Company Contribution Account, calculated as if such Participant were receiving a Termination Benefit, or (ii) the amount reasonably needed to satisfy the Unforeseeable Financial Emergency.”

15.	The first sentence of Section 7.1(a) is hereby amended in its entirety to read as follows:

“(a)	Waiver of Deferral. If a Participant is determined to be suffering from a Disability, that portion of his or her Elective Deferral or ESIP Deferral Contribution commitment that would otherwise have been withheld under this Plan for the remainder of the Plan Year in which the Participant first suffers a Disability shall cease.”

16.	The Plan is amended, effective November 29, 2004, to change any reference in the Plan to “Employee Investment Plan” or “EIP” wherever those terms appear with “Employee Savings and Investment Plan” or “ESIP,” respectively.

*     *     *

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed this 11th day of October, 2004.

LEVI STRAUSS & CO.

By:	/s/ Fred D. Paulenich
Fred D. Paulenich
Senior Vice President of Worldwide Human Resources

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